EXHIBIT 16.1

August 9, 2012

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re:	Eastern Resources, Inc.
Commission file no: 333-149850

Gentlemen:

Sherb & Co., LLP (“Sherb”) is the former independent registered accountant of Eastern Resources, Inc. (the “Company”). We have read the Company’s Current Report on Form 8-K dated August 8, 2012, and are in agreement with the statements under Item 4.01 pertaining to Sherb.

We have no basis to agree or disagree with any other matters reported therein.

Very truly yours,

/s/Sherb & Co., LLP
Sherb & Co., LLP

New York, New York